                                                                    EXHIBIT 2.17



                                                                  EXECUTION COPY























                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS



                                                                                                 Page
1.       GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         1.2     Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         1.3     U.S. Dollars . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

2.       PURCHASE AND SALE OF THE ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.1     Purchase and Sale of the Assets  . . . . . . . . . . . . . . . . . . . . . .     6
         2.2     Consideration for Assets.  . . . . . . . . . . . . . . . . . . . . . . . . .     6
         2.3     Delivery of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.4     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.5     Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.6     Liabilities Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.7     Liabilities Not Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . .     7
         2.8     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .     8
         2.9     Instruments of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . .     8

3.       REPRESENTATIONS AND WARRANTIES BY SELLING ENTITIES . . . . . . . . . . . . . . . . .     8
         3.1     Organization, Good Standing and Qualification  . . . . . . . . . . . . . . .     8
         3.2     Capital Stock and Ownership of Subsidiaries  . . . . . . . . . . . . . . . .     9
         3.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         3.4     No Conflict; No Consents or Approvals  . . . . . . . . . . . . . . . . . . .    10
         3.5     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         3.6     No Termination of Relationships  . . . . . . . . . . . . . . . . . . . . . .    11
         3.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         3.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         3.9     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.10    Equipment Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.11    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.13    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         3.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         3.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         3.16    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         3.17    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.18    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.19    U.S. Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.20    Foreign Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .    17
         3.21    Indebtedness and Guaranties  . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.22    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         3.23    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.24    Certain Business Relationships . . . . . . . . . . . . . . . . . . . . . . .    19

         3.25    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.26    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.27    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         3.28    Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         3.29    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         3.30    Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . .    20
         4.1     Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         4.3     No Conflict; No Consents or Approvals  . . . . . . . . . . . . . . . . . . .    21

5.       COVENANTS OF THE SELLING ENTITIES  . . . . . . . . . . . . . . . . . . . . . . . . .    21
         5.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         5.2     Absence of Material Changes  . . . . . . . . . . . . . . . . . . . . . . . .    21
         5.3     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         5.4     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         5.5     Continued Truth of Representations and Warranties of   . . . . . . . . . . .    23
         5.6     Continuing Obligation to Inform  . . . . . . . . . . . . . . . . . . . . . .    23
         5.7     Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         5.8     Consents and Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . .    24
         5.9     Access to Financial, Operating and Other Information . . . . . . . . . . . .    24
         5.10    Relinquishment of Intellectual Property  . . . . . . . . . . . . . . . . . .    24

6.       COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         6.1     Continued Truth of Representations and Warranties of Buyer . . . . . . . . .    24
         6.2     Continuing Obligation to Inform  . . . . . . . . . . . . . . . . . . . . . .    25
         6.3     Consents and Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . .    25
         6.4     Taxes and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . .    25
         6.5     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         6.6     Assignment Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

7.       CLOSING CONDITIONS AND DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . .    25
         7.2     Conditions to Obligations of the Selling Entities. . . . . . . . . . . . . .    27

8.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 27
         8.1     Indemnification of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         8.2     Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . .    28
         8.3     Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
         8.4     Indemnification of Selling Entities.   . . . . . . . . . . . . . . . . . . .    30
         8.5     Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

9.       TERMINATION AND CERTAIN WAIVERS AND DAMAGE . . . . . . . . . . . . . . . . . . . . .    30
         10.1    Survival of Representations, Etc.  . . . . . . . . . . . . . . . . . . . . .    31
         10.2    Benefit of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

         10.3    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         10.4    Construction of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    31
         10.5    Each Party to Bear Own Costs . . . . . . . . . . . . . . . . . . . . . . . .    31
         10.6    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         10.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         10.8    Entire Agreement; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .    32
         10.9    Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         10.10   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         10.11   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         10.12   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         10.13   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         10.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         10.15   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
         10.16   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         10.17   No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .    34

EXHIBITS

A        Escrow Agreement
B.       Allocation of Purchase Price
C.       Bill of Sale
D.       Assignment and Assumption Agreement
E.       Form of Certificate of Modcomp Officers


SCHEDULES

2.1              Assets
3                Selling Entities' Officers and Employees
3.1              Jurisdictions Authorized to Do Business
3.2              Capital Stock and Ownership of Subsidiaries
3.2.5            Financing Statements
3.4              No Conflict; No Consent or Approvals
3.7              Financial Statements
3.8              Tax Matters
3.9              Real Property
3.10             Equipment Leases
3.12             Intellectual Property
3.12.3           Infringement
3.12.4           Exceptions
3.13             Insurance Policies
3.14             Contracts
3.15             Litigation
3.16             Compliance with Law
3.17             No Material Adverse Change
3.18             Labor Matters
3.19             U.S. Employee Benefit Plans
3.20             Foreign Employee Benefit Plans
3.21             Indebtedness and Guaranties
3.22             Environmental Matters
3.23             Permits
3.24             Certain Business Relationships
3.26             Bank Accounts
3.28             Officers

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of August 6, 1997, by and among The Cerplex Group, Inc., a Delaware corporation ("Cerplex"), Cerplex Subsidiary, Inc., a Delaware corporation ("Cerplex Sub"), Modcomp Joint Venture, Inc., a Delaware corporation ("MJVI"), Modcomp/Cerplex, L.P., a Delaware limited partnership ("Modcomp"; Cerplex, Cerplex Sub, MJVI and Modcomp are hereinafter referred to collectively as the "Selling Entities"), and CSP Inc., a Massachusetts corporation ("Buyer").


                                    RECITALS

         WHEREAS, Cerplex owns all of the issued and outstanding shares of capital stock of Cerplex Sub and MJVI. Cerplex Sub and MJVI are the sole general and limited partners of Modcomp; and

         WHEREAS, Modcomp desires to sell to Buyer, and Buyer desires to purchase from Modcomp, all of the assets of Modcomp (including all of the capital stock of the Subsidiaries which is owned by Modcomp) on the terms and conditions set forth herein.

         WHEREAS, the parties desire that 12:01 a.m. June 30, 1997 (the "Effective Date") be the date as of which the Purchase Price (as defined herein) will be determined and the Business (as defined herein) will be run for the benefit of Buyer from and after such date;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

1.       GENERAL

         1.1 Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                 1.1.1 "Agreement" shall have the meaning given such term in the Recitals.

                 1.1.2 "Assets" shall have the meaning given such term in Section 2.1.

                 1.1.3 "Assumed Liabilities" shall mean (a) all liabilities of the Subsidiaries other than any contract, commitment or agreement to which a Subsidiary is a party and is not listed in Schedule 3.14 but otherwise falls within the definition of "Contract" in Section 3.14; provided, however, such contract, commitment or agreement shall be an Assumed Liability hereunder if after the Closing, Buyer or a Subsidiary assumes any related assets or elects to receive, retain or use related benefits arising therefrom; (b) all liabilities reflected in the Closing Balance Sheet; (c) all obligations from and after the Effective Date under the Contracts or, subject to Section 2.7.5, any other contract, commitment or agreement to which Modcomp is a party; and (d) all other liabilities and obligations arising from the conduct of the Business from and after the Effective Date which have not arisen as a result of a breach of a covenant set forth in either Section 5.1 or 5.2, except for Excluded Liabilities.

                 1.1.4 "Business" means the business carried on by Modcomp and the Subsidiaries on the date of this Agreement.

                 1.1.5 "Buyer" shall have the meaning given such term in the Recitals.

                 1.1.6 "CERCLA" shall have the meaning given such term in Section 3.22.1.

                 1.1.7 "Cerplex" shall have the meaning given such term in the Recitals.

                 1.1.8 "Cerplex Sub" shall have the meaning given such term in the Recitals.

                 1.1.9 "Closing" shall have the meaning given such term in Section 2.4.

                 1.1.10 "Closing Balance Sheet" shall have the meaning given such term in Section 2.5.

                 1.1.11           "Closing Balance Sheet Date" shall mean June
27, 1997.

                 1.1.12 "Closing Date" shall mean the date set forth in Section 2.4.

                 1.1.13 "Code" means the U.S. Internal Revenue Code of 1986, as amended.

                 1.1.14 "Contracts" shall have the meaning given such term in Section 3.14.

                 1.1.15 "Deadline" shall have the meaning given such term in Section 9.1.

                 1.1.16 "Deposit" shall have the meaning given such term in Section 2.2.1.

                 1.1.17 "Disclosure Schedule" means all the Schedules delivered by Cerplex pursuant to Section 3 of this Agreement and made a part hereof.

                 1.1.18 "Effective Date" shall have the meaning given such term in the third Recital of this Agreement.

                 1.1.19 "Encumbrances" means liens, pledges, charges, encumbrances, and any other security interests whatsoever.

                 1.1.20 "Environmental Law" shall have the meaning given such term in Section 3.22.1.

                 1.1.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 1.1.22 "ERISA Affiliate" means any entity which is or was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(0) of the Code).

                 1.1.23 "Excluded Liabilities" shall have the meaning given such term in Section 2.7.

                 1.1.24 "Financial Statements" means (i) the Closing Balance Sheet, (ii) the audited consolidated balance sheet of Modcomp and the Subsidiaries as of December 29, 1996, and the audited consolidated statements of operations and cash flows of Modcomp and the Subsidiaries for the twelve
(12) months ended December 29, 1996, and (iii) the unaudited consolidated income statement of Modcomp and the Subsidiaries for the six (6) month period ended June 27, 1997, prepared by Cerplex and attached as Schedule 3.7.

                 1.1.25 "Foreign Plans" shall have the meaning given such term in Section 3.20.2.

                 1.1.26 "Foreign Subsidiary" and "Foreign Subsidiaries" mean, respectively, each of, and all of, the following wholly-owned subsidiaries of Modcomp: Modcomp Canada, Ltd., a Canada corporation; Modular Computer Systems GmbH, a Germany corporation; Modcomp France S.A., a France corporation; and Modcomp C.A., a Venezuela corporation.

                 1.1.27 "Foreign Retirement Plan" shall have the meaning given such term in Section 3.20.1.

                 1.1.28 "Foreign Welfare Plan" shall have the meaning given such term in Section 3.20.2.

                 1.1.29           "FTC" means Federal Trade Commission.

                 1.1.30 "GAAP" shall have the meaning given such term in Section 3.5.

                 1.1.31 "Governmental Body" shall have the meaning given such term in Section 3.15.

                 1.1.32 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 1.1.33 "Indemnifiable Claims" shall have the meaning given such term in Section 8.2.1.

                 1.1.34 "Intellectual Property" shall have the meaning given such term in Section 3.12.2.

                 1.1.35           "IRS" means the U.S. Internal Revenue
Service.

                 1.1.36 "Laws and Regulations" shall have the meaning given such term in Section 3.16.1.

                 1.1.37 "Leased Real Estate" shall mean the real property listed on Schedule 3.9.

                 1.1.38 "Losses" shall have the meaning given such term in Section 8.1.

                 1.1.39 "Material Adverse Effect" shall mean any fact, event or occurrence, the existence of which would have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business taken as a whole and, in the case of contracts, where a termination thereof or a default thereunder would result in loss, damage, costs, fines and penalties of more than $50,000.

                 1.1.40 "Materials of Environmental Concern" shall have the meaning given such term in Section 3.22.2.

                 1.1.41 "MJVI" shall have the meaning given such term in the Recitals.

                 1.1.42 "Modcomp" shall have the meaning given such term in the Recitals.

                 1.1.43 "Modcomp Florida" shall mean Modular Computer Services, Inc., a Florida corporation and a wholly-owned subsidiary of Modcomp.

                 1.1.44 "Permits" means all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Body.

                 1.1.45 "Permitted Encumbrance" means any lien, pledge, charge, encumbrance, or any other security interest which (i) arises from current taxes or assessments not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and which have been properly reflected in the Closing Balance Sheet, or (ii) which is a purchase money security interest arising in the ordinary course of business.

                 1.1.46 "Person" means an individual, firm, corporation, division, partnership, joint venture, unincorporated association, government agency or political subdivision thereof, or other entity.

                 1.1.47           "Plans" shall have the meaning given it in
Section 3.19.1.

                 1.1.48 "Prevailing Party" shall have the meaning given such term in Section 10.11.

                 1.1.49 "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof and the goodwill associated therewith, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or nonpatentable, and know how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and
(viii) copies and tangible embodiments thereof.

                 1.1.50 "Purchase Price" shall have the meaning given such term in Section 2.2.

                 1.1.51 "Retirement Plans" shall have the meaning given such term in Section 3.19.1.

                 1.1.52 "Sellers' Knowledge" shall have the meaning given such term in Section 3.


                 1.1.53 "Shares" means all of the issued and outstanding shares of capital stock owned by Modcomp in each of the Subsidiaries.

                 1.1.54 "Subsidiary" or "Subsidiaries" means any or all of the Foreign Subsidiaries of Modcomp and Modcomp Florida.

                 1.1.55 "Taxes" means any and all federal, state, local and foreign income, profits, franchise, sales, value added, use, stamp duty, employment, payroll, transfer, occupation, real property, personal property, severance, production, excise, gross receipts, license, stamp, premium, customs, duties, capital stock, windfall profit, environmental, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including any interest, additions to tax and penalties with respect to any such tax), including without limitation all sales, value added, use, transfer and other non-income taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) imposed in connection with the consummation of the transactions contemplated hereunder.

                 1.1.56 "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Body or taxing authority in connection with Taxes.

                 1.1.57 "Third-Party Claim" shall have the meaning given such term in Section 8.4.1.

         1.2 Schedules and Exhibits. A "Schedule" which is identified in this Agreement means part of the Disclosure Schedule prepared by the Selling Entities and delivered to Buyer pursuant to this Agreement. An "Exhibit" is an agreement or other document attached hereto and made a part hereof.

         1.3 U.S. Dollars. Unless otherwise indicated herein or on the Schedules, all references to amounts in dollars ($) shall mean dollars of the United States of America.

2.       PURCHASE AND SALE OF THE ASSETS

         2.1 Purchase and Sale of the Assets. At the Closing of the transactions contemplated by this Agreement, Modcomp shall exchange, sell, transfer and deliver to Buyer, and Buyer shall purchase from Modcomp, the Assets, free from any Encumbrance other than Permitted Encumbrances. The Assets consist of the Shares and all other assets (including, without limitation, cash, cash equivalents and accounts receivable), properties and rights, tangible or intangible, used in the Business and owned by Modcomp or a Subsidiary. The Assets (other than the Shares) are listed on Schedule 2.1 hereto.

         2.2 Consideration for Assets. The aggregate purchase price (the "Purchase Price") for the exchange, sale, transfer and delivery of the Assets (including the Shares) shall be an amount equal to (i) Eight Million five hundred and forty thousand dollars ($8,540,000) minus (ii) the amount of the French Tax Liability (as defined hereinafter), if any, and shall be paid as follows:

                 2.2.1 One Million Dollars ($1,000,000) (the "Deposit") by wire transfer of immediately available funds which Buyer will deposit with State Street Bank and Trust Company (the "Escrow Agent") concurrently with the execution of this Agreement as an earnest money deposit. The Escrow Agent shall hold and dispose of the Deposit and any income earned thereon pursuant to the provisions of an Escrow Agreement of even date herewith among the Escrow Agent, Cerplex and Buyer in form and substance as set forth in Exhibit A hereto (the

"Escrow Agreement"). The parties agree that, subject to Sections 9.1 and 9.2, they will deliver joint escrow instructions to the Escrow Agent instructing the Escrow Agent to deliver at the Closing by wire transfer of immediately available funds the Deposit and any income earned thereon to one or more accounts designated by Cerplex and approved by Wells Fargo Bank, National Association; and

                 2.2.2 At the Closing, Buyer shall pay to Cerplex, by wire transfer of immediately available funds to one or more accounts designated by Cerplex and approved by Wells Fargo Bank, National Association, an amount equal to (i) Seven Million Five Hundred and Forty Thousand Dollars ($7,540,000) minus
(ii) the amount of accrued tax liability (the "French Tax Liability"), if any, of Modcomp France, S.A. that was not accrued in accordance with generally accepted accounting principles, as of the Effective Date. The parties agree that the amount of the French Tax Liability shall be finally and conclusively determined by the Paris affiliate of KPMG Peat Marwick, whose written statement as to the amount thereof shall be delivered to Cerplex and to Buyer at least two business days before the Closing Date.

         2.3 Delivery of Assets. At the Closing, Cerplex shall deliver to Buyer, in addition to those items set forth in Section 5, stock certificates (if applicable for Foreign Subsidiaries) representing all of the Shares, duly endorsed in favor of Buyer or accompanied by stock powers duly executed in favor of and in a form reasonably acceptable to Buyer and its counsel, free from any Encumbrance (other than Permitted Encumbrances), together with a bill of sale representing the transfer of the Assets and any other assignments, licenses and instruments of transfer provided for in Section 2.9.

         2.4 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 11:00 a.m. at the offices of Brobeck, Phleger & Harrison LLP, in Newport Beach, California (unless the parties agree in writing to a different time and location) on August 22, 1997 (the "Closing Date").

         2.5 Closing Balance Sheet. The parties hereby acknowledge and agree that the balance sheet prepared by Cerplex as of the Effective Date and attached hereto in Schedule 3.7 (the "Closing Balance Sheet") is true and correct in all material respects and shall be final and binding upon, the parties hereto.

         2.6 Liabilities Assumed. On the Closing Date, subject to the terms and conditions set forth herein, the Selling Entities shall assign or cause to be assigned to Buyer, and the Buyer shall assume, perform and in due course discharge, the Assumed Liabilities. At the Closing, the assumption of the Assumed Liabilities by Buyer shall be evidenced by the execution and delivery of the parties of an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.

         2.7 Liabilities Not Assumed. Any liability of Modcomp which is not an Assumed Liability (other than liabilities specifically assumed by Buyer hereunder) shall be referred to as an "Excluded Liability". Modcomp shall remain solely responsible for payment of or performance of all Excluded Liabilities, whether accrued or contingent, known or unknown. The Buyer shall not assume any Excluded Liability, including, without limitation, any of the following:

                 2.7.1 Any liability of Modcomp associated with the conduct of the Business prior to the Effective Date which has not been reflected on or reserved against in the Closing Balance Sheet other than Assumed Liabilities which are not required to be included in the Closing Balance Sheet in accordance with generally accepted accounting principles;

                 2.7.2 Any and all taxes of Modcomp attributable to any period prior to the Effective Date to the extent not reflected on or reserved against on the Closing Balance Sheet;

                 2.7.3 Any claims against or liabilities or obligations of any pension or employee benefit plan, program, or policy of Modcomp not specifically assumed by Buyer pursuant to this Agreement and any claims for compensation or benefits of any nature whatsoever, severance pay, termination pay or pay in lieu of notice made by any employees of Modcomp with respect to services performed or terminations occurring prior to the Effective Date (other than payments required in connection with a breach of Buyer's obligations pursuant to Section 6.5);

                 2.7.4 Any obligation of Modcomp under the Limited Partnership Agreement of Modcomp/Cerplex, L.P., effective December 1, 1994, as amended to date, including, without limitation, any obligation to pay Cerplex management fees thereunder; and

                 2.7.5 Any contract, commitment or agreement to which Modcomp is a party which is not listed in Schedule 3.14 but otherwise falls within the definition of "Contract" in Section 3.14; provided, however, such contract, commitment or agreement shall be an Assumed Liability hereunder if Buyer assumes any related assets or elects to receive, retain or use related benefits arising therefrom.

         2.8 Allocation of Purchase Price. The total amount of the Purchase Price shall be allocated among the Assets (including the Shares) in the manner set forth in Exhibit B. It is acknowledged by the parties that such allocation was arrived at by arm's length negotiation, appropriately reflects the fair market value of the Assets (including the Shares), will be binding on the parties for federal and state income tax purposes in connection with the purchase and sale of the Assets (including the Shares), and will be consistently reflected by the parties in their respective tax returns.
Cerplex, Modcomp and Buyer shall each file a Form 8594 (Asset Acquisition Statement) with the Internal Revenue Service consistent with such allocation.

         2.9 Instruments of Transfer. The transfer of the Assets (including the Shares) to be transferred to Buyer at the Closing shall be effected by bills of sale, assignments, licenses and such other instruments of transfer as shall be required to transfer to Buyer full title to the Assets (including the Shares), free and clear of Encumbrances other than Permitted Encumbrances. All of such documents shall be in form and substance reasonably acceptable to Buyer and its counsel.


3.       REPRESENTATIONS AND WARRANTIES BY SELLING ENTITIES

         The Selling Entities hereby, jointly and severally, make the following representations and warranties to Buyer, except as set forth in the Disclosure Schedule. All references herein to

"Sellers' Knowledge" shall mean solely to the knowledge of the officers or employees of the Selling Entities, identified in Schedule 3 of the Disclosure Schedule or to matters as to which any Cerplex officer reasonably should have been expected to have knowledge of in the course of preparing the Disclosure Schedule; provided, however, as to any Modcomp officer or employee listed in
Schedule 3, the Selling Entities shall be entitled to rely upon written representations delivered to the Selling Entities and Buyer from such officer or employee as to their knowledge. Such representations shall be in form and substance substantially similar to those set forth in Exhibit E.

         3.1 Organization, Good Standing and Qualification. Each of the Selling Entities and the Subsidiaries is a corporation or partnership duly incorporated or otherwise duly organized, validly existing and in good standing (in such jurisdictions where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization as set forth on
Schedule 3.1. Each of the Selling Entities and each of the Subsidiaries has all requisite corporate power and authority to own or lease its properties and carry on its business as presently conducted. Except as set forth in Schedule 3.1, each Subsidiary is licensed or qualified to transact business in the jurisdictions listed therein. The jurisdictions listed on Schedule 3.1 are the only jurisdictions in which the nature of the properties owned or leased by Modcomp or the Subsidiaries or the business transacted by them requires them to be so licensed or qualified.

         3.2     Capital Stock and Ownership of Subsidiaries.

                 3.2.1 The total number of shares of capital stock, and the classes and par values thereof, which each Subsidiary is authorized to issue, the number of such shares which are issued and outstanding and the number of such outstanding shares owned, directly or indirectly, legally or beneficially by Cerplex or any Subsidiary, the number of shares of each Subsidiary owned by other stockholders and the identities of such other stockholders, are set forth in Schedule 3.2. The ownership of the general and limited partnership interests of Modcomp is as set forth in Schedule 3.2.

                 3.2.2 Except as set forth in Schedule 3.2, there are not outstanding any (i) securities of any Subsidiary convertible into or exchangeable for any shares of capital stock, partnership interests or other securities of any such Subsidiary; (ii) subscriptions, options, warrants or other rights, contingent or otherwise, obligating any Subsidiary to issue or purchase or entitling any third party to acquire from any Subsidiary any shares of capital stock, partnership interests or other securities of any such Subsidiary; or (iii) other than this Agreement, any agreements or understandings with respect to the voting, sale, transfer or other contractual restriction on shares of capital stock or partnership interests of any Subsidiary.

                 3.2.3 The outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights.

                 3.2.4 The shares of capital stock of each Subsidiary will, as of the Closing, be free and clear of all Encumbrances. The transfer of the Shares to Buyer pursuant to this

Agreement will vest in Buyer good title to the Shares, free and clear of all Encumbrances, except for those created by Buyer.

                 3.2.5 Modcomp has, or at the Closing will have, valid title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.2.5, no financing statement under the Uniform Commercial Code or similar law naming any Selling Entity or Subsidiary as a debtor has been filed in any jurisdiction, and no Selling Entity or Subsidiary is bound under any agreement or arrangement authorizing the filing of such financing statements.

         3.3     Authority.

                 3.3.1 The Selling Entities have all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document contemplated hereby. The Selling Entities have all requisite right, power, capacity and authority to consummate the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered by each of the Selling Entities.

                 3.3.2 Assuming due authorization, execution and delivery by Buyer, this Agreement is legal, valid and binding upon and enforceable against each of the Selling Entities in accordance with its terms.

         3.4     No Conflict; No Consents or Approvals.

                 3.4.1 Neither the execution and delivery by the Selling Entities of this Agreement or any agreement, instrument or document contemplated hereby, nor the consummation of the transactions contemplated herein or therein by the Selling Entities will (i) conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) (A) the certificate of incorporation or bylaws (or other similar charter or governing documents) of any of the Selling Entities, (B) any contract, commitment or agreement described in Schedule 3.14, or (C) assuming compliance with the HSR Act (to the extent applicable) and any other similar applicable law in a foreign jurisdiction, any law, statute, ordinance, writ, injunction, decree, rule, regulation or court or administrative order by which any of the Selling Entities or any Subsidiary (or any of the properties or assets of the respective businesses of the Subsidiaries) is subject or bound, except, in the case of (B) and (C), such violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect; (ii) except as set forth in Schedule 3.4, result in the creation or imposition of, or give any party other than Buyer the right to create or impose, any Encumbrance on the Assets (including the Shares) or (iii) terminate, modify or cancel, or give any other party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract, commitment or agreement described in
Schedule 3.14, except for such terminations, modifications or cancellations (or rights of termination, modification or cancellation) or such requirements of notice, consent or waiver as to which requisite consents or waivers have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

                 3.4.2 Except for requirements of the HSR Act (to the extent applicable) and any other similar applicable law in a foreign jurisdiction and except as disclosed on Schedule 3.4, none of the Selling Entities or Subsidiaries is required to submit any notice, report or other filing with or to any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Selling Entities and the consummation of the transactions contemplated hereby by the Selling Entities or any Subsidiary.

                 3.4.3 No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or, to the Sellers' Knowledge, threatened which would prevent or delay the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby to be executed and delivered by the Selling Entities or the consummation by the Selling Entities of the transactions contemplated hereby or thereby.

         3.5 Undisclosed Liabilities. Except as disclosed in this Agreement or the Disclosure Schedule, to the Sellers' Knowledge, the Subsidiaries have no material liability or obligation, whether known or unknown, fixed, contingent or otherwise, liquidated or unliquidated and whether due or to become due, of a nature required by U.S. generally accepted accounting principles ("GAAP") to be reflected in a corporate balance sheet or disclosed in the notes thereto or which is otherwise a "loss contingency" as defined in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board, except for:

                 3.5.1 liabilities and obligations set forth or adequately provided for in the Closing Balance Sheet; and

                 3.5.2 liabilities and obligations incurred in the ordinary course of business since the Effective Date that have not been discharged.

         3.6 No Termination of Relationships. As of the date hereof, to the Sellers' Knowledge no Selling Entity or Subsidiary has received any written or oral notice, or has knowledge of any facts which would lead it to conclude that any relationship between a Subsidiary and any material distributor, customer or supplier to such Subsidiary is likely to be terminated or materially adversely affected as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.7 Financial Statements. Attached hereto as Schedule 3.7 are the Financial Statements. The Closing Balance Sheet presents fairly the financial condition of the Business as of the date thereof and the statements at December 29, 1996 and for the twelve (12) months then ended, and at the Closing Balance Sheet Date and for the six (6) month period then ended, included in the Financial Statements (including any notes thereto) present fairly the results of operations and cash flows of the Business as of the dates and for the periods indicated therein. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, except that unaudited statements do not contain notes thereto and are subject to normal year-end adjustments.

         3.8 Tax Matters. Except as set forth in Schedule 3.8: all material Tax Returns relating to, or including items attributable to, the Business that were required to be filed by

Modcomp and the Subsidiaries (taking into account all extensions) on or before the date hereof have been filed and are accurate and correct in all material respects, and all Taxes shown to be due on such Tax Returns have been paid. No deficiencies for Taxes with respect to the Business (or for which any Subsidiary may be liable) have been proposed or assessed by any taxing authority or other Governmental Body against any of the Subsidiaries or any current or prior affiliates thereof. The unpaid Taxes of the Subsidiaries relating to the Business for taxable periods through the Closing Balance Sheet Date do not exceed the aggregate amount of the reserves and accruals for Taxes set forth on the Closing Balance Sheet. All Taxes relating to the Business which are or were required by law to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

         3.9 Real Property. Neither Modcomp nor the Subsidiaries own or hold title to any real property. Schedule 3.9 lists and describes briefly all real property leased or subleased as of the date hereof to Modcomp or a Subsidiary and lists the term of such lease. The Selling Entities have delivered to, or made available for inspection by Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 3.9. Except as set forth on Schedule 3.9, with respect to each such lease and sublease, to the Sellers' Knowledge:

                 3.9.1 the lease or sublease is legal, valid, binding, enforceable in accordance with its terms and in full force and effect with respect to Modcomp or one of the Subsidiaries;

                 3.9.2 consummation of the transactions contemplated herein will not conflict with, result in violation or breach of, or constitute a default under or would result in a violation, breach or default (with the giving of notice or the passage of time or both), any lease or sublease listed on Schedule 3.9; and

                 3.9.3 neither Modcomp nor any Subsidiary nor any other party is in breach or default under any such lease or sublease, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default.

         3.10 Equipment Leases. Schedule 3.10 contains a list of all equipment leases of Modcomp or the Subsidiaries involving an annual expense per lease in excess of $100,000 to which Modcomp or a Subsidiary is a lessee. Except as set forth on Schedule 3.10, with respect to each equipment lease listed therein, to the Sellers' Knowledge:

                 3.10.1 the lease is legal, valid, binding, enforceable in accordance with its terms and in full force and effect with respect to Modcomp or the Subsidiary which is a party thereto and, with respect to every other party thereto;

                 3.10.2 the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any lease listed on Schedule 3.10; and

                 3.10.3 no Subsidiary is in breach or default under any such lease, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default by such Subsidiary.

         3.11 Accounts Receivable. All accounts receivable reflected on the Closing Balance Sheet are valid receivables, arose in the ordinary course of business and are subject to no setoffs or counterclaims. All accounts receivable reflected in the financial or accounting records of the Business that have arisen since the Closing Balance Sheet Date are valid receivables, arose in the ordinary course of business and are subject to no setoffs or counterclaims.

         3.12    Intellectual Property.

                 3.12.1 Schedule 3.12 contains a list of all of the following to the extent owned by or licensed to Modcomp or any Subsidiary and used in the Business (other than non-custom third-party software which is commercially available and not material to the Business): (i) patents and patent applications; (ii) trademarks, tradenames and service marks and registrations thereof and applications therefor; (iii) registered copyrights and applications for copyright registration; and (iv) licenses relating to any of the foregoing.
Schedule 3.12 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number.
Schedule 3.12(v) contains a non-exhaustive list of proprietary systems developed by Modcomp.

                 3.12.2 To the Sellers' Knowledge, Modcomp or one or more of the Subsidiaries owns or has the right to use, subject to the provisions of the license agreements set forth in Schedule 3.12, all Proprietary Rights used or held for use in connection with the operation of the Business including, but not limited to, the Proprietary Rights identified in Schedule 3.12 (collectively, the "Intellectual Property"). To the Sellers' Knowledge, on the Closing Date, Buyer or one of the Subsidiaries will own or have the right to use, subject to the provisions of the license agreements set forth in Schedule 3.12(iv), the Intellectual Property (other than items of Intellectual Property disposed of prior to the Closing in the ordinary course of business), and except for such Intellectual Property the absence or inability to use of which would not have a Material Adverse Effect.

                 3.12.3 Except as set forth in Schedule 3.12.3, to the Sellers' Knowledge none of the activities or business presently conducted by Modcomp or the Subsidiaries or conducted by the Subsidiaries at any time since January 1, 1996 infringes or violates, or constitutes a misappropriation of, any Proprietary Rights of any other person or entity, except for such infringements, violations or misappropriation which would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.12.3, to the Sellers' Knowledge neither Modcomp nor any Subsidiary has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

                 3.12.4 The Selling Entities have supplied to, or made available for inspection by, Buyer correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which Modcomp or any Subsidiary uses the Intellectual Property, all of which are listed on
Schedule 3.12(iv). Except as set forth in Schedule 3.12.4, with respect to each such item of Intellectual Property: (i) the license, sublicense or other agreement covering such item is legal, valid and binding with respect to one of the Subsidiaries and, to the Sellers' Knowledge, with respect to every other party thereto; and (ii) neither Modcomp nor any Subsidiary nor, to the Sellers' Knowledge, any other party is in material breach or default under any such license, sublicense or other agreement, and no event has occurred which, with notice and/or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration thereunder, except such breaches, defaults, terminations, modifications or accelerations which would not, in the aggregate, have a Material Adverse Effect.

         3.13    Insurance Policies.

                 3.13.1 Schedule 3.13 sets forth a list of all material policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance which are in effect with respect to the Business as of the date hereof. Except as set forth in Schedule 3.13, no Selling Entity or Subsidiary has received any notice from the insurer under any such policy disclaiming coverage, reserving material rights with respect to a particular claim or such policy in general, or canceling or materially amending any such policy.

                 3.13.2 All premiums due and payable for such insurance policies have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

         3.14 Contracts. To the Sellers' Knowledge, Schedule 3.14 contains a complete and accurate list of the following contracts, commitments and agreements to which Modcomp or a Subsidiary is a party (the "Contracts"):

                 3.14.1 all contracts, leases, or commitments, whether entered into in the ordinary course of business or not involving an obligation to purchase, lease or deliver goods or services of an amount or value in excess of $100,000 each;

                 3.14.2 all forms of employment contracts with employees and each employment contract, and each other contract, agreement or commitment to or with individual employees, agents, representatives or consultants other than contracts which may be terminated without notice or penalty;

                 3.14.3 any arrangement under which any Subsidiary has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) which will be in effect as of the Closing involving more than $100,000;

                 3.14.4 each sales representative, distributorship or other agreement providing for the distribution or marketing of products under which revenue to any Subsidiary during 1996 exceeded $100,000; and

                 3.14.5 any other arrangement under which the consequences of a default or termination would have a Material Adverse Effect, or which gives or could give any other party thereto the right to cause the transactions contemplated by this Agreement to be rescinded following consummation, or which involves more than $100,000.

         The Selling Entities have delivered to Buyer a correct and complete copy of each Contract to which Modcomp is a party. Buyer acknowledges that the Selling Entities have made available to Buyer a correct and complete copy of each Contract to which one or more of the Subsidiaries is a party. The parties agree and acknowledge that the Limited Partnership Agreement of Modcomp/Cerplex, L.P., effective December 1, 1994, as amended to date, shall not be deemed a Contract hereunder and Buyer shall not have any liability relating to any obligations arising thereunder. With respect to each Contract:
(i) the Contract is legal, valid, binding and enforceable in accordance with its terms and in full force and effect with respect to the Subsidiary which is a party thereto; (ii) except as set forth on Schedule 3.14, each Contract to which Modcomp is a party is assignable to Buyer without the consent or approval of or any payment to any party except such written arrangements in respect of which such consents or approvals have been obtained; and (iii) to the Sellers' Knowledge, neither Modcomp nor any Subsidiary is in breach or default, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default by Modcomp or a Subsidiary or permit termination, modification or acceleration, under any Contract by the other party thereto, except such breaches, defaults, terminations modifications or accelerations which would not, in the aggregate, have a Material Adverse Effect.

         3.15 Litigation. Schedule 3.15 describes all suits, actions, proceedings, investigations, claims, complaints and accusations pending (and which notice thereof has been served) or, to the Sellers' Knowledge, threatened or pending (and which notice thereof has not been served) against Modcomp or any of the Subsidiaries, their properties or assets, the Shares, or the officers or directors of any of the Subsidiaries, and to which any Subsidiary is or would be a party in any court or before any industrial tribunal or arbitration panel of any kind or before or by any federal, provincial, state, local, foreign, regulatory or other government, governmental agency, department, commission, board, bureau, instrumentality, authority or body ("Governmental Body"). There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel, industrial tribunal or Governmental Body against Modcomp or any of the Subsidiaries.

         3.16 Compliance with Law. To the Sellers' Knowledge, except as set forth in Schedule 3.16:

                 3.16.1 Modcomp and each Subsidiary have, in all material respects, complied and are in compliance, in all material respects, with all U.S. and foreign laws, rules, decrees, regulations, ordinances and orders ("Laws and Regulations") which affect or relate to this Agreement, the transactions contemplated hereby or the conduct of the Business or the Assets;

                 3.16.2 Modcomp and each Subsidiary have filed with the proper authorities all material statements and reports required to be filed by all applicable Laws and Regulations relating to the Business or Assets; and

                 3.16.3 Neither Modcomp nor any Subsidiary has received written notice alleging any violation of any material Laws and Regulations relating to the Business or the Assets.

         3.17    No Material Adverse Change.  Except as set forth in Schedule
3.17 and except as otherwise contemplated by this Agreement, since the Closing Balance Sheet Date there has not been any change in the business, assets, properties, financial condition or results of operations of each of the Subsidiaries which would have a Material Adverse Effect.

         3.18    Labor Matters.

                 3.18.1 Except as set forth in Schedule 3.18, (i) no Subsidiary is a party to any collective bargaining agreement or national labor union agreement, (ii) no Subsidiary has experienced any strikes, material grievances, material claims of unfair labor practices or other material collective bargaining disputes, with respect to the Business in 1996; and (iii) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any employees of any Subsidiary.

                 3.18.2 With respect to the Business, there are not in existence and there are not threatened any: (i) work stoppages or strikes involving the employees of each of the Subsidiaries; (ii) material grievance, arbitration proceedings or proceedings before any governmental industrial tribunal arising out of collective bargaining agreements or national labor union agreements; or (iii) material unfair labor practice complaints filed against any of the Subsidiaries.

                 3.18.3 To the Sellers' Knowledge, neither Modcomp nor any Subsidiary has received written or oral notification alleging violation of any federal, state, foreign and municipal laws respecting employment and employment practices, terms and conditions of employment, or wages and hours related to the Business.

         3.19    U.S. Employee Benefit Plans.

                 3.19.1 Schedule 3.19 lists all employee benefit plans and all material written plans, agreements or arrangements relating to the Business and involving direct compensation, including without limitation insurance coverage, disability benefits, bonus, deferred compensation, incentive compensation, severance or termination pay, post-retirement compensation, change in control compensation, death benefit, stock purchase, phantom stock, stock appreciation and stock option plans or arrangements maintained or contributed to by or on behalf of the Subsidiaries or any of their respective affiliates applicable to the employees of the Subsidiaries employed in the U.S. (the "Plans"). Each of the Plans that is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "Retirement Plans") and any corresponding trust intended to qualify under Sections 401(a) and 301(a) of the Code do so qualify. Each of the Plans has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and Regulations, including without limitation ERISA and the Code, and all material required contributions to each Plan have been made.

                 3.19.2 To the Sellers' Knowledge, neither any Subsidiary, any ERISA Affiliate nor any trustee or administrator of any Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, that would give rise to any material tax or penalty under such Section 4975 to any Subsidiary.

                 3.19.3 To the Sellers' Knowledge, neither any Subsidiary nor any ERISA Affiliate of any Subsidiary has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA that would subject any Subsidiary to any material liability resulting from an accumulated funding deficiency (as defined for purposes of Section 412 of the Code) or termination respecting such employee benefit plan.

                 3.19.4 To the Sellers' Knowledge, neither any Subsidiary nor any ERISA Affiliate contributes to or has an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA on behalf of Employees. No complete withdrawal or partial withdrawal (as defined for purposes of Sections 4203 and 4203 of ERISA, respectively) has occurred with respect to a multiemployer plan that would subject any Subsidiary to liability from such complete withdrawal or partial withdrawal.

                 3.19.5 Except as set forth in Schedule 3.19, to the Sellers' Knowledge there are no material unfunded obligations under any Plan providing benefits after termination of employment to any employee or former employee of any Subsidiary (or to any beneficiary of any such employee or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code and insurance conversion privileges under state law.

                 3.19.6 Except as set forth in Schedule 3.19, to the Sellers' Knowledge no act or omission has occurred and no condition exists with respect to any employee benefit plan or program that would reasonably be expected to subject any Subsidiary to any material fine, penalty, tax or liability of any kind.

         3.20    Foreign Employee Benefit Plans.  Schedule 3.20 lists:

                 3.20.1 each material non-governmental retirement plan maintained or contributed to by or on behalf of the Subsidiaries (or any of their respective affiliates) applicable to employees of the Business located outside of the U.S. (a "Foreign Retirement Plan") and

                 3.20.2 each non-governmental, non-industry welfare benefit plan maintained or contributed to by or on behalf of the Subsidiaries (or any of their respective affiliates) applicable to employees of the Business located outside of the U.S. and which, in the case of this clause 3.20.2, obligates or may reasonably be expected to obligate the Business to pay more than $100,000 annually (a "Foreign Welfare Plan"). Except as set forth in Schedule 3.20, each such Foreign Retirement Plan and Foreign Welfare Plan (collectively, the "Foreign Plans") has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and Regulations, and all required contributions to each Foreign Plan have been made. Except as set forth in Schedule 3.20, to the Sellers' Knowledge, there are no inquiries or investigations by any foreign Governmental Body, and no termination proceedings against any

Foreign Plan (or any Subsidiary, with respect thereto) or the assets thereof that would have a Material Adverse Effect. Except as set forth in Schedule 3.20, there are no actions, suits or claims (other than claims for benefits) pending (and which notice thereof has been served) or, to the Sellers' Knowledge, threatened or pending (and which notice thereof has not been served), against any Foreign Plan (or any Subsidiary, with respect thereto) or the assets thereof that would have a Material Adverse Effect. Except as set forth in Schedule 3.20, to the Sellers' Knowledge there are no material unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee of the Business.

         3.21 Indebtedness and Guaranties. Schedule 3.21 sets forth a true and complete list, including the names of the parties thereto, of all material debt instruments, loan agreements, indentures, guaranties or other written obligations to which one or more of the Subsidiaries is a party and will remain a party following the Closing and which relates to the Business or Assets and involves: (i) indebtedness for borrowed money; (ii) money loaned to others; or
(iii) the performance of any obligation relating to the Business.

         3.22    Environmental Matters.

                 3.22.1 Except as set forth in Schedule 3.22, to the Sellers' Knowledge each Subsidiary has complied in all material respects with all Environmental Laws relating to the Business. Except as set forth in Schedule 3.15, to the Sellers' Knowledge there is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Body relating to any Environmental Law involving or relating to the respective businesses of the Subsidiaries. For purposes of this Agreement, "Environmental Law" means any applicable federal, state, foreign or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of hazardous substances or solid, or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) above ground or underground storage tanks, vessels and containers; (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" shall have the meaning set forth in the U.S. federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA").

                 3.22.2 Except as set forth in Schedule 3.22, to the Sellers' Knowledge there have been no releases of any Materials of Environmental Concern in a quantity reportable under Environmental Laws into the environment at any parcel of real property or any facility currently owned or operated by any Subsidiary. With respect to any such releases in a reportable quantity of Materials of Environmental Concern, to the Sellers' Knowledge each Subsidiary has given all required notices to Governmental Bodies. Except as set forth in Schedule 3.22, to the Sellers' Knowledge there have been no releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by any Subsidiary that would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the U.S. Federal Resources Conservation and Recovery Act), radioactive materials, toxic materials, oil or petroleum and petroleum products.

         3.23 Permits. Schedule 3.23 sets forth a list of all material Permits (including without limitation Permits issued or required under Environmental Laws and Permits relating to the occupancy or use of owned or leased real property) issued to or held by any Subsidiary relating to the Business. Each such listed Permit is in full force and effect and no suspension or cancellation of such listed Permit is threatened.

         3.24    Certain Business Relationships.  Except as disclosed in
Schedule 3.24, neither Cerplex nor any affiliate of Cerplex (i) owns any property or right, tangible or intangible, which is used in the Business; (ii) has any claim or cause of action against any Subsidiary or the assets of Modcomp or any Subsidiary; or (iii) except in the ordinary course of business in conjunction with product sales, owes any money to any Subsidiary. Schedule
3.24 describes all contracts, commitments and agreements among or between Cerplex, any affiliate of Cerplex, and/or any Subsidiary relating to the Business which will be in effect following the Closing.

         3.25 Books and Records. The books, records, accounts, ledgers and files with respect to each Subsidiary are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The books and records of each Subsidiary, including without limitation its books of account, stock certificate books, stock ledgers and/or share registers, are complete and correct in all material respects.

         3.26 Bank Accounts. Schedule 3.26 sets forth a complete list of all bank accounts or other accounts with depository institutions, brokerage firms or other financial service companies maintained by each of the Subsidiaries and includes a description or listing of the cash or assets contained in such account and the names of each person authorized to effect withdrawals therefrom or direct the transfer or investment of any such cash or assets.

         3.27    Personal Property.        Except as set forth in Schedule 3.9,
each material item of tangible personal property included in the Assets or owned by the Subsidiaries is in good operating condition and repair in light of its age, ordinary wear and tear excepted, and is suitable for the purpose for which it is being used in the Business as currently operated.

         3.28 Officers and Directors. Schedule 3.28 sets forth all of the executive officers and directors of the Subsidiaries.

         3.29 Disclosure. To the Selling Entities' knowledge, no representation or warranty made by the Selling Entities in this Agreement, or any Schedule or Exhibit hereto, or made in any certificate furnished by the Selling Entities to Buyer pursuant hereto, contains any misstatement of a material fact or omits to state any material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

         3.30 Value. The Purchase Price is at least reasonably equivalent to the value of the Assets transferred to the Buyer hereunder.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Selling Entities that the statements contained in this Section 4 are true and correct.

         4.1 Due Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Buyer.

         4.2     Authority.

                 4.2.1 Buyer has all requisite corporate right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement. Buyer has all requisite corporate right, power, capacity and authority to consummate the transactions contemplated hereby, and this Agreement has been duly and validly executed and delivered pursuant to all necessary corporate action on the part of Buyer.

                 4.2.2 Assuming due authorization, execution and delivery by each of the Selling Entities, this Agreement is legal, valid and binding upon and enforceable against Buyer in accordance with its terms.

         4.3     No Conflict; No Consents or Approvals.

                 4.3.1 Neither the execution and delivery by Buyer of this Agreement or any agreement, instrument or document contemplated hereby, nor the consummation of the transactions contemplated herein or therein by Buyer nor compliance by Buyer with any of the provisions hereof will conflict with, result in a violation or breach of, or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) (i) the certificate of incorporation or bylaws of Buyer, (ii) any material contract, agreement, indenture, note, license or other instrument or obligation of Buyer or (iii) any law, statute, ordinance, writ, injunction, decree, rule, regulation or court or administrative order by which Buyer (or any of the properties or assets of Buyer) is subject or bound.

                 4.3.2 Buyer is not required to submit any notice, report or other filing with or to any Governmental Body in connection with the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby or thereby by Buyer.

                 4.3.3 No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or, to Buyer's knowledge, threatened which would prevent or delay the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby to be executed and delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby.

5.       COVENANTS OF THE SELLING ENTITIES

         5.1 Conduct of Business. Prior to the Closing Date, each Subsidiary shall carry on its Business diligently and substantially in the same manner as heretofore, including compliance with all governmental rules and regulations and maintenance and renewal of all material governmental licenses and permits, and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease management, accounting or operation, except as agreed to in writing by Buyer. All of the property of each Subsidiary shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

         5.2 Absence of Material Changes. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, the Selling Entities shall not allow, cause or permit Modcomp or any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Buyer.

                 5.2.1 Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver be in excess of $25,000;

                 5.2.2 Issuance of Securities. Issue, deliver or sell or authorize the issuance, delivery or sale of, or purchase any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.

                 5.2.3 Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                 5.2.4 Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                 5.2.5 Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practice;

                 5.2.6 Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for any such indebtedness of a Subsidiary to another Subsidiary;

                 5.2.7    Leases.  Enter into any operating lease;

                 5.2.8 Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) (i) arising other than in the ordinary course of business, (ii) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or (iii) except in connection with the consummation of the transactions contemplated herein;

                 5.2.9 Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                 5.2.10 Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                 5.2.11 Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new employee (except that it may hire a replacement for any current employee if it first provides Buyer advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                 5.2.12 Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof and included in the Disclosure Schedules or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                 5.2.13 Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                 5.2.14 Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization, or enter into any negotiations or discussions regarding any of the foregoing;

                 5.2.15 Distributions. Pay any dividend or make any distribution to any of the Selling Entities other than Modcomp.

                 5.2.16 Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2.1 through 5.2.15 above, or any action which would make any of the Selling Entities' representations or warranties contained in this Agreement untrue or incorrect or prevent any of the Selling Entities from performing or cause any of the Selling Entities not to perform their respective covenants hereunder.

         5.3 Taxes. From and after the date hereof and until the Closing Date, each Selling Entity and Subsidiary shall, on a timely basis, file all Tax Returns and pay any and all Taxes which shall become due or shall have accrued on account of the operation of the Business on or prior to the Closing Date.

         5.4 Compliance with Laws. From and after the date hereof and until the Closing Date, each Selling Entity and Subsidiary shall comply in all material respects with all Laws and Regulations which are applicable to it or to the conduct of the Business and will perform and comply in all material respects with the Contracts.

         5.5 Continued Truth of Representations and Warranties of Selling Entities. No Selling Entity or Subsidiary will take any action which would result in any of the representations, warranties, covenants and agreements set forth in this Agreement becoming untrue, incorrect or unsatisfied in any material respect until the Closing Date. At the Closing, the Selling Entities shall update and deliver to Buyer the Disclosure Schedule (updated from the execution date through the Closing Date) set forth herein to be delivered by such party; provided, however, no such update shall affect the liability of the Selling Entities with respect to the representations and warranties given in
Section 3.

         5.6 Continuing Obligation to Inform. From time to time prior to Closing, the Selling Entities shall promptly deliver or cause to be delivered to Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

         5.7 Exclusive Dealing. From and after the date hereof and until the Closing Date, no Selling Entity will, directly or indirectly, through any officer, director, stockholder, employee, agent, subsidiary or otherwise (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the assets of any of the Subsidiaries, or any equity interest in a Subsidiary or any equity investment, merger, consolidation or business combination with a Subsidiary, or (b) participate, or authorize, directly or indirectly, any other person to participate, in any negotiations with third parties regarding any of the foregoing.

         5.8 Consents and Best Efforts. From and after the date hereof, the Selling Entities will take and complete all reasonable actions required hereunder, and the Selling Entities will cooperate with Buyer as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets. In addition, subject to the terms and conditions herein provided, the Selling Entities covenant and agree to use their reasonable best efforts to take or cause to be taken all things necessary, proper or advisable under applicable Laws and Regulations to consummate and make effective the transactions contemplated hereby.

         5.9 Access to Financial, Operating and Other Information. From and after the date hereof and until the Closing Date, the Selling Entities will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Subsidiaries and Modcomp. To the extent not previously provided, the Selling Entities will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other information related to the Business as such persons may reasonably request and will instruct the Selling Entities' employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this section shall affect any representation or warranty given by the Selling Entities.

         5.10 Relinquishment of Intellectual Property. From and after the Closing Date, the Selling Entities shall cease all use, dissemination and exploitation of the Intellectual Property. Within one month after the Closing Date, Modcomp will either dissolve or change its name so that it no longer includes the word "Modcomp".

6.       COVENANTS OF BUYER

         6.1 Continued Truth of Representations and Warranties of Buyer. Buyer will not take any action which would result in any of the representations, warranties, covenants and agreements set forth in this Agreement to be untrue or incorrect in any material respect at any time.

         6.2 Continuing Obligation to Inform. From time to time prior to Closing, Buyer shall promptly deliver or cause to be delivered to Cerplex supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

         6.3 Consents and Best Efforts. As soon as practicable, Buyer will take and complete all reasonable action required hereunder, and Buyer will cooperate with the Selling Entities as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Shares. In addition, subject to the terms and conditions herein provided, Buyer covenants and agrees to use its reasonable best efforts to take or cause to be taken all things necessary, proper or advisable under applicable Laws and Regulations to consummate and make effective the transactions contemplated hereby.

         6.4 Taxes and Other Obligations. Buyer agrees to be responsible for, and to timely pay, any and all stamp, duty, transfer and other taxes arising out of this Agreement or the transactions contemplated hereby. Buyer agrees that, from and after the time of the Closing, Buyer and the Subsidiaries shall be responsible for, and shall discharge as they become due, any and all Assumed Liabilities, whether occurring on, prior to, or subsequent to the Closing.

         6.5 Employees. At the Closing, the Buyer shall make an offer of employment to all Modcomp employees who are listed on Schedule 3.14.2 (as such Schedule exists as of Effective Date) under the heading, "Commitments to U.S.A. Individual Employees" and any additional employees hired pursuant to Section
5.2.11. The terms of said offers of Buyer to each such employee shall include the payment of compensation and benefits which are substantially equivalent in the aggregate to the compensation and benefits being provided to such employee immediately prior to the Closing Date.

         6.6 Assignment Fees. Buyer shall pay all fees, costs and expenses (including attorney fees) incurred in connection with the transfer and assignment of any trademarks from Modcomp to Buyer as contemplated by this Asset Purchase Agreement.

7.       CLOSING CONDITIONS AND DOCUMENTS

         7.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the conditions that, on or before the Closing Date:

                 7.1.1 All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Selling Entities on or before the Closing Date shall have been duly complied with and performed in all material respects and the covenants of the Selling Entities set forth in Sections 5.2.11 and 5.2.15 have been duly complied with and performed in all respects;

                 7.1.2 All of the representations and warranties of the Selling Entities contained in Section 3 hereof shall be true and correct in all material respects as though given on the Closing Date;

                 7.1.3 Cerplex shall have delivered to Buyer a certificate executed by an executive officer of Cerplex, dated as of the Closing Date, to the effect that the conditions set forth in subsections 7.1.1 and 7.1.2 have been satisfied;

                 7.1.4 Modcomp shall have delivered to Buyer certificates for the Shares which shall constitute all of the issued and outstanding capital stock owned by Modcomp with respect to the Subsidiaries;

                 7.1.5 Modcomp shall have delivered to Buyer a Bill of Sale in the form attached hereto as Exhibit C and such other instruments as Buyer may reasonably request to effect the assignment and transfer of the Assets (including the Shares) to Buyer;

                 7.1.6 Modcomp shall have delivered to Buyer an Assignment and Assumption Agreement in the form attached hereto as Exhibit D and such other instruments as Buyer may reasonably request to effect the assignment of Modcomp's contract rights to Buyer;

                 7.1.7 Cerplex shall have delivered to Buyer an opinion of counsel dated as of the Closing Date in form and substance reasonably acceptable to Buyer;

                 7.1.8 Cerplex shall have delivered to Buyer opinions of foreign counsel dated as of the Closing Date in form and substance reasonably acceptable to Buyer;

                 7.1.9 Cerplex shall have delivered a certificate of the Secretary of each of the Selling Entities certifying as to the incumbency of officers and corporate resolutions to effect the transactions contemplated herein;

                 7.1.10 Buyer shall have received evidence reasonably satisfactory to it, of the termination of all loan agreements and security agreements relating to the Assets of Modcomp (including the Shares), of the termination and release of all liens and security interests in the Assets (including the Shares) and of the termination of any UCC financing statements with respect to the Assets (including the Shares) sufficient to permit Buyer to acquire the Assets (including the Shares) free and clear of any and all Encumbrances other than Permitted Encumbrances;

                 7.1.11 Modcomp shall have received the consent of Penn Florida Realty, L.P. regarding the assignment and assumption by the Buyer of those certain Leases for approximately 35,314 (Building 1) square feet of space at 1650 W. McNab Road, Fort Lauderdale, Florida and approximately 42,169 (Building 1A) square feet of space at 1650 W. McNab Road, Fort Lauderdale, Florida; and

                 7.1.12 All of the agreements and documents necessary to effect and perfect the Selling Entities' ownership of, or license to, all of their right, title, and interest in and to the Intellectual Property, including without limitation the Intellectual Property listed in Schedule 3.12, and to transfer such rights therein to Buyer, shall be duly and legally executed and either recorded in all relevant jurisdictions (if applicable) or delivered to Buyer, unless Buyer agrees in writing, to receive any such documents or agreements after the Closing Date.

                 7.1.13 All consents, approvals, notices or waivers required to transfer and assign the Contracts, the leases set forth in Schedule 3.9 and the licenses set forth in Schedule 3.12(iv) to Buyer shall be obtained unless Buyer agrees to waive the Selling Entities' obligations under this Section 7.1.13.

         7.2 Conditions to Obligations of the Selling Entities. The obligations of the Selling Entities under this Agreement are subject to the conditions that, on or before the Closing Date:

                 7.2.1 All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects;

                 7.2.2 Buyer shall have delivered to Cerplex a certificate executed by an executive officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2.1 have been satisfied;

                 7.2.3 Buyer shall have delivered to Cerplex an opinion of counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Selling Entities;

                 7.2.4 Buyer shall have delivered the Purchase Price to Cerplex pursuant to the provisions of Section 2.2.2 hereof and the Escrow Agent shall have delivered the undisputed portion of the Deposit pursuant to the provisions of Section 2.2 hereof;

                 7.2.5 Buyer shall have delivered a certificate of the Secretary of Buyer certifying as to the incumbency of officers and corporate resolutions to effect the transactions contemplated herein;

                 7.2.6 If required, the filing of the notice required by, and expiration of the applicable waiting period under, the HSR Act shall have occurred, and the parties shall not have received any notice from the FTC or any other Governmental Body, of an intent to contest consummation of any of the transactions of intent contemplated herein; and

                 7.2.7 Buyer shall have executed and delivered to Cerplex an Assignment and Assumption Agreement in the form attached hereto as Exhibit D and such other instruments as the Selling Entities may reasonably request to effect the assumption by Buyer of the Assumed Liabilities.

8.       INDEMNIFICATION

         8.1 Indemnification of Buyer. The Selling Entities, jointly and severally, shall indemnify, and hold Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Losses") incurred or suffered by Buyer or the Subsidiaries resulting from, relating to or constituting any misrepresentation or breach of warranty or breach of any covenant or agreement of any of the Selling Entities contained in this Agreement.

         8.2     Limitations on Indemnification.

                 8.2.1 The obligation of the Selling Entities to indemnify Buyer for Losses arising under Section 8.1 shall be limited as to amount, as follows:

                          (a)     Cerplex shall not be required to indemnify
Buyer for any claim hereunder which is not an Indemnifiable Claim. An "Indemnifiable Claim" with respect to either Buyer or the Selling Entities shall mean any Loss arising from any single circumstance which exceeds $5,000;

                          (b)     To the extent that the aggregate amount of
Losses from Indemnifiable Claims exceeds $250,000, Cerplex shall indemnify Buyer for such Losses in excess of such $250,000. It is understood that such indemnity will include the first $5,000 (or portion thereof) of an Indemnifiable Claim if such $5,000 (or portion thereof) is not required to meet such $250,000 deductible.

                 8.2.2 Notwithstanding any other provision to the contrary, Cerplex shall not be liable for total aggregate Losses in excess of $2,000,000.

                 8.2.3 The Selling Entities shall not be required to indemnify Buyer for any indemnifiable liability or reimbursement under this
Section 8 to the extent Buyer has actually been reimbursed by a third-party insurer in respect of the underlying loss; provided, however, that the limitation set forth in this subsection 8.2.3 shall in no way affect any claim, by way of subrogation or otherwise, that any such third-party insurer may have against the Selling Entities. In any case in which Buyer has a reasonable claim under third-party insurance for all or a portion of an indemnifiable liability or reimbursement from the Selling Entities hereunder, Buyer agrees to file a claim for recovery of such liability or reimbursement (or portion thereof) and to take any and all other reasonable actions with respect thereto. To the extent that such claim (or any portion thereof) is not paid by such third-party insurer within 60 days of the date of filing of such claim, then, with respect to such claim (or portion thereof), the obligation of the Selling Entities to indemnify Buyer shall be the same as if Buyer had no such insurance; provided, however, that if Buyer is ultimately paid for such claim and the Selling Entities previously reimbursed Buyer for such indemnifiable liability or reimbursement, then Buyer shall immediately remit to the Selling Entities the amount of insurance proceeds received pursuant to such claim to the extent Buyer was reimbursed by the Selling Entities therefor.

                 8.2.4 Buyer shall not be entitled to make any claim for indemnification arising under Section 8.1 after the date which is twelve (12) months after the Closing Date (the "Cut-off Date") and the representations and warranties of Cerplex contained herein or in any certificates, schedules or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished on, the Cut-off Date; provided, however, that indemnification claims may be made with respect to (a) any breach of a representation or warranty contained in Section 3.22 or 3.24 at any time prior to the third anniversary of the Closing, (b) any breach of a representation or warranty contained in Section 3.8 at any time prior to the expiration of the applicable statute of limitations (as the same may be extended from time to time), and (c) any breach of a representation contained in Section 3.2 at any time, and each such representation and warranty shall survive the Closing until such time as indemnification claims can no longer be validly made with respect thereto. If a claim for indemnification is asserted in good faith prior to the Cut-off Date (or such later date as provided in this Section 8.2.3), then (notwithstanding the expiration of such time period) such claim and, if such claim is based on the alleged breach of a representation or warranty, such representation or warranty shall survive until the resolution of such claim.





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

         8.3     Third-Party Claims.

                 8.3.1 In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any Person in respect of which indemnification may be sought by Buyer from the Selling Entities under the provisions of this Section 8 (a "Third-Party Claim") Buyer shall cause written notice of the assertion of any Third-Party Claim of which it has knowledge that is covered by this indemnity to be forwarded promptly to Cerplex; provided that the failure of Buyer to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Selling Entities have been damaged by such failure. Cerplex shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in the defense, negotiation and/or settlement of any Third-Party Claim.

                 8.3.2 In connection with any Third-Party Claim, Cerplex, at the sole cost and expense of Cerplex, may, upon written notice to Buyer, assume the defense of any such Third-Party Claim if (i) Cerplex acknowledges in writing the obligation of Cerplex to indemnify in accordance with the terms of this Agreement Buyer with respect to such Third-Party Claim, (ii) the Third-Party Claim seeks monetary damages solely and (iii) an adverse resolution of the Third-Party Claim would not have a Material Adverse Effect on the goodwill or reputation of the Business, on the future conduct of the Business by Buyer (or on Buyer) or on the Tax or accounting policies or positions of Buyer or the Subsidiaries; provided, however, that Buyer may participate in any such proceeding with counsel of its choice and at its own expenses; and provided further, however, that if Cerplex assumes control of such defense and Buyer reasonably concludes that Cerplex and Buyer have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to Buyer shall be considered "Losses" for purposes of this Agreement. The party controlling the defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. If Cerplex assumes control of any Third Party Claim as provided herein, Buyer shall make available to Cerplex all records and other materials in its possession pertaining to the defense of such Third Party Claim.

                 8.3.3 Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of Cerplex, which shall not be unreasonably withheld, unless Buyer waives any right to indemnity therefor by Cerplex.

                 8.3.4 The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.

                 8.3.5 After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Buyer and Cerplex shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by Cerplex, Buyer shall forward to Cerplex notice of any sums due and owing by Cerplex with respect to such matter and Cerplex shall pay all of the sums so owing to Buyer by check within 10 days after the date of such notice.

         8.4 Indemnification of Selling Entities. The Buyer shall indemnify and hold the Selling Entities harmless against any and all Losses incurred or suffered by the Selling Entities resulting from any misrepresentation or breach of any covenant or agreement by Buyer or failure by Buyer to pay or otherwise discharge any Assumed Liability or to cause the payment by the Subsidiaries of their respective liabilities which are expressly assumed by the Buyer pursuant to this Agreement.

         8.5 Exclusive Remedy. The sole and exclusive remedy of any party with respect to any monetary Loss suffered or incurred by such party shall be to seek indemnity pursuant to the provisions of this Section 8.

9.       TERMINATION AND CERTAIN WAIVERS AND DAMAGE

         9.1 If the Closing fails to occur on or by August 29, 1997 (the "Deadline") due to the breach or default of Buyer, then the Deposit shall be deemed liquidated damages to Cerplex, the Escrow Agent shall deliver the Deposit (and any income thereon) to Cerplex (subject to the terms and conditions of the Escrow Agreement) and neither party shall have any further rights or obligations hereunder. If the Closing fails to occur on or prior to the Deadline due to the breach or default of the Selling Entities, then Buyer, in its sole discretion, may terminate this Agreement and all of each party's respective obligations and duties hereunder at any time during the ten (10) days following the Deadline by delivering written notice thereof to the Selling Entities and, upon such termination, the Escrow Agent shall refund the Deposit (and any income thereon) to Buyer (subject to the terms and conditions of the Escrow Agreement); provided, however, such termination by Buyer shall in no event affect any other rights Buyer may have to seek monetary damages for breach of contract. If the Closing under this Agreement fails to occur on or before the Deadline due to no breach or default of Buyer or the Selling Entities under this Agreement, then any party hereto may terminate this Agreement and all of each parties' respective obligations and duties hereunder by delivering written notice thereof to the other parties, and upon such termination, the Escrow Agent shall refund the Deposit (including any income thereon) to Buyer (subject to the terms and conditions of the Escrow Agreement). The parties agree that the liquidated damages provision set forth above is reasonable, considering all of the circumstances existing as of the date of this Agreement and the anticipation that proof of actual damages would be extremely difficult and costly.

         9.2 Notwithstanding anything to the contrary in this Agreement, if prior to the Closing, any one or more of the Selling Entities or Subsidiaries makes an assignment for the benefit of creditors or files a petition for bankruptcy or reorganization under any federal or state law, or is the subject of such a petition filed by a third party, and whether such filing is voluntary or involuntary (any such event being referred to as a "Bankruptcy Event"), then this Agreement shall automatically terminate, and the Deposit (and any income thereon) shall be delivered to Buyer upon notice by Buyer to the Escrow Agent. The Selling Entities acknowledge and agree that in case of a Bankruptcy Event, the Deposit (and any income thereon) is and shall be the property of the Buyer and shall not constitute any part of the estate of any Selling Entity.

10.      GENERAL PROVISIONS

         10.1 Survival of Representations, Etc. All representations and warranties contained herein or in any certificate or instrument delivered pursuant to this Agreement or the transactions contemplated hereby shall survive for a period of twelve (12) months following the Closing, except that
(i) representations and warranties in Sections 3.22 and 3.24 shall survive for three (3) years from the Closing, (ii) representations and warranties in
Section 3.8 shall survive until the execution of the applicable statute of limitations (as the same may be extended from time to time) and (iii) representations and warranties in Section 3.2 shall survive without any time limitation. All statements contained in the Schedules hereto or in any certificate delivered pursuant to the transactions contemplated hereby shall be deemed to be representations and warranties of the Selling Entities or Buyer contained herein.

         10.2    Benefit of Counsel.        Each of the parties hereto has
obtained the advice of legal counsel prior to entering into this Agreement. Each of the parties hereto executes this Agreement with full knowledge of its significance and with the express intention of effecting its legal consequences.

         10.3 Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

         10.4 Construction of Agreement. This Agreement is the product of negotiation and preparation by and among each party and their respective attorneys. Therefore, the parties acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one party or another and should be construed accordingly.

         10.5 Each Party to Bear Own Costs. Buyer and the Selling Entities shall each pay all of their own respective costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in carrying out the transactions contemplated by this Agreement.

         10.6 Brokers and Finders. Each of the parties hereto shall pay, and shall hold the other party harmless from, any and all fees, costs and expenses incurred, or to be incurred, by such party with respect to such party's use of or dealings with a broker or finder (including, without limitation, any commissions or finder's fees) in connection with the transactions contemplated by this Agreement.

         10.7 Headings. The subject headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         10.8 Entire Agreement; Waivers. This Agreement and the Exhibits and Schedules hereto, which are incorporated herein by reference, constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.9 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         10.10 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, although the parties' obligations to pay or receive funds hereunder are not assignable. Subject to the above sentence, Buyer shall be entitled to assign its rights, but not its obligations, hereunder to any wholly- owned subsidiary of Buyer.

         10.11 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         To Buyer:                           CSP, Inc.
                                             40 Linnell Circle
                                             Billerica, MA  01821
                                             Attn: President

                 With a copy to:             Foley, Hoag & Eliot LLP
                                             One Post Office Square
                                             Boston, MA  02109
                                             Attn: Dean Hanley, Esq.

         To the Selling Entities at:         The Cerplex Group, Inc.
                                             1382 Bell Avenue
                                             Tustin, CA  92780
                                             Attn: Chief Financial Officer

            With a copy to:                  Brobeck, Phleger & Harrison LLP
                                             4675 MacArthur Court
                                             Suite 1000
                                             Newport Beach, CA  92660
                                             Attn:  Frederic A. Randall, Jr.

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.





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
         10.12 Attorneys' Fees. If any party to this Agreement shall bring any action (whether in a court of law or through any alternate dispute resolution), counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (including any dispute arising over the Escrow Agreement), the Prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such an action, counterclaim or appeal and/or enforcing any order, judgment, ruling or award granted as part of such action. The "Prevailing Party" shall be determined by the court, arbitrator or other person deciding such action, counterclaim or appeal, and such court, arbitrator or other person shall either designate one or none of the parties as the Prevailing Party. For purposes of this Section 10.12, the Selling Entities shall be collectively referred to as a "party". If neither party is deemed the Prevailing Party hereunder, then each party shall bear its own costs and expenses in connection with such action, counterclaim or appeal.

         10.13 Governing Law. The terms of this Agreement shall be governed by the laws of the State of California without reference to the choice of law principles thereof.

         10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         10.15 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

         10.16 Publicity. Except for any public disclosure which Cerplex or Buyer in good faith believes is required by law or applicable stock exchange rules, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party, which shall not be unreasonably withheld; provided, however that if public disclosure is required by such law or applicable stock exchange rule, the party subject to such law or rule shall use its best efforts to inform the other party or parties prior to the issuance of any such press release or public statement. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution of this Agreement and as soon as practicable after the Closing.

         10.17 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

                           [Signature Page to Follow]

                  SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT

                 IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                               CSP INC.

                               By:     /s/
                                  ---------------------------------------------

                               Its:
                                   --------------------------------------------



                               THE CERPLEX GROUP, INC.

                               By:     /s/
                                  ---------------------------------------------


                               Its:    Chief Executive Officer


                               CERPLEX SUBSIDIARY, INC.

                               By:     /s/
                                  ---------------------------------------------


                               Its:    Chief Financial Officer


                               MODCOMP JOINT VENTURE, INC.

                               By:     /s/
                                  ---------------------------------------------


                               Its:    President


                               MODCOMP/CERPLEX, L.P.

                               By:     /s/
                                  ---------------------------------------------


                               Its: President of Modcomp Joint Venture, Inc.,
                                    as general partner of Modcomp/Cerplex, L.P.

                               By:     /s/
                                  ---------------------------------------------


                               Chief Financial Officer of Cerplex Subsidiary, Inc., as general partner of Modcomp/Cerplex, L.P.




                                       34